Exhibit 99.18

Calculation of Filing Fee Narrative

Form N-14 8C/A

(Form Type)

abrdn Income Credit Strategies Fund
(Exact Name of Registrant as Specified in its Charter)

On December 12, 2023, abrdn Income Credit Strategies Fund (the “Fund”) registered common shares of beneficial interest with a maximum aggregate offering price of $438,250,816.44 estimated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended, on the Fund’s proxy statement/prospectus on Form N-14 (the “Proxy Statement/Prospectus”) (File No. 333-275178). The Proxy Statement/Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, on December 18, 2023, is the final proxy statement/prospectus relating to the Offering.